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                                                                       Exhibit 8

                            [DAVIS POLK & WARDWELL]
                               [FORM OF OPINION]


                                  212-450-4000


                                                  December __, 1998



Allegiance Corporation
1430 Waukegan Road
McGaw Park, Illinois 60005


Ladies and Gentlemen:

     We have acted as counsel for Allegiance Corporation, a Delaware corporation ("ALLEGIANCE"), in connection with the merger (the "MERGER") of Boxers Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Cardinal Health, Inc., an Ohio corporation ("CARDINAL"), with and into Allegiance pursuant to an Agreement and Plan of Merger dated as of October 8, 1998 (the "AGREEMENT")(1), among Allegiance, Cardinal and Boxes Merger Corp. Under the Agreement each issued and outstanding share of Allegiance Common Stock(2) will be converted into the right to receive 0.6225 of a Cardinal Common Share.

     In that connection, you have requested, pursuant to Section 6.2(d) of the Agreement, our opinion regarding certain federal income tax consequences of the Merger. In providing our opinion, we have examined and relied upon the Agreement, the Joint Proxy Statement/Prospectus dated December __, 1998 (the "Joint Proxy Statement/Prospectus"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have (i) assumed that the Merger will be consummated in accordance with the provisions of the

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     (1)References contained in this opinion to the Agreement include each document attached as an exhibit or annex.

     (2)Capitalized terms used herein and not otherwise defined have the meanings set forth in the Agreement.
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  Allegiance Corporation                2                   December __, 1998


Agreement and (ii) relied on the representations made to us by Cardinal and Allegiance in their respective letters to us dated December __, 1998, which were delivered to us for purposes of this opinion, and which are represented to be true, correct and complete.

     Based upon and subject to the foregoing, in our opinion the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), Allegiance, Cardinal and Boxes Merger Corp. will each be a party to that reorganization and, pursuant to Section 354 of the Code, no gain or loss will be recognized by the stockholders of Allegiance upon their receipt of Cardinal Common Shares in exchange for Allegiance Common Stock (except to the extent that a stockholder receives cash in respect of fractional shares).

     We are members of the Bar of the State of New York. The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, and the statements contained in the letters from Cardinal and Allegiance referred to above, which have been represented to be true, correct and complete as of the dates thereof. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in such documents is, or later becomes, inaccurate, or if any of the statements contained in the letters from Cardinal or Allegiance referred to above are, or later become, inaccurate or incomplete. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed any other tax consequences of the Merger or any other transactions.

     We are furnishing this opinion solely to you in connection with the transactions contemplated by the Agreements, and it is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other party without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "Certain United States Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement/Prospectus. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

                                             Very truly yours,



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